Exhibit 99.1


      Pain Therapeutics Announces Second Quarter 2004 Financial Results

    SOUTH SAN FRANCISCO, Calif., July 20 /PRNewswire-FirstCall/ -- Pain Therapeutics, Inc. (Nasdaq: PTIE), a biopharmaceutical company, today reported financial results for the three and six months ended June 30, 2004.
    The net loss for the quarter ended June 30, 2004 was $9.1 million, or $0.26 per share, compared to a net loss of $4.3 million, or $0.16 per share, in the second quarter of 2003. The net loss for the six months ended June 30, 2004 was $19.2 million, or $0.54 per share, compared to a net loss of $9.0 million, or $0.33 per share, for the same period in 2003. The increase in net loss in 2004 was primarily due to an increase in Phase III clinical trial activities for Oxytrex(TM) and PTI-901 and development activities for Remoxy(TM).
    Cash, cash equivalents and marketable securities were $61.0 million at June 30, 2004. The Company continues to expect its cash requirements for 2004 to be approximately $37 million, plus or minus 10 percent.
    "We achieved a number of milestones this quarter with our drug candidates," said Remi Barbier, president and chief executive officer. "We recently announced positive clinical results in two anti-abuse studies with Remoxy, our abuse-resistant version of time-release oxycodone. We remain committed to the goal of initiating a Phase III study with Remoxy by year-end. Our Oxytrex and PTI-901 programs are in line with our expectations. In addition, we presented positive pre-clinical results in neuropathic pain at the American Pain Society meeting this past May."
    Research and development expenses for the second quarter of 2004 increased to $8.2 million from $3.7 million for the same three-month period in 2003. Research and development expenses for the six months ended June 30, 2004 increased to $17.7 million from $7.5 million for the same period in 2003. The increase in research and development expenses was primarily due to Phase III clinical trial activities for Oxytrex and PTI-901 and development activities for Remoxy in 2004.
    General and administrative expenses for the second quarter of 2004 increased to $1.1 million from $0.8 million for the same period in 2003. General and administrative expenses for the six months ended June 30, 2004 increased to $2.0 million from $1.7 million for the same period in 2003. The increase in general and administrative expenses resulted primarily from higher non-cash equity related expenses.

    About Pain Therapeutics, Inc.
    We are a biopharmaceutical company that develops novel drugs. Our drugs target severe chronic pain, such as pain associated with osteoarthritis, low-back pain or irritable bowel syndrome. We have three unique drug candidates in clinical development: Oxytrex, Remoxy and PTI-901. Our two most advanced drugs, Oxytrex and PTI-901, are in Phase III clinical trials. We believe the target market for our three drug candidates exceeds $3 billion per year. We currently retain commercial rights to our drug candidates.
    For more information please visit our website at www.paintrials.com.

    Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). PTI disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the timing or scope of the Company's clinical development of its drug candidates, the Company's expected cash requirements for 2004, the potential benefits of the Company's drug candidates and the size of the potential market for the Company's products. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company's drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates that could slow or prevent product approval or market acceptance (including the risk that current and past results of clinical trials are not necessarily indicative of future results of clinical trials), the uncertainty of patent protection for the Company's intellectual property or trade secrets, the Company's ability to obtain additional financing if necessary and unanticipated research and development and other costs. For further information regarding these and other risks related to the Company's business, investors should consult the Company's filings with the Securities and Exchange Commission, including its Form 10-K/A for the year ended December 31, 2003 and its subsequent periodic filings.


                           PAIN THERAPEUTICS, INC.
                       (A Development Stage Enterprise)
                      CONDENSED STATEMENTS OF OPERATIONS
                   (in thousands, except per share amounts)
                                 (Unaudited)

                                Three Months Ended        Six Months Ended
                                     June 30,                  June 30,
                                2004         2003         2004         2003
    Operating expenses (1):
      Research and
       development             $8,181      $3,715       $17,677      $7,503
      General and
       administrative           1,106         751         2,044       1,720
        Total operating
         expenses               9,287       4,466        19,721       9,223
        Operating loss         (9,287)     (4,466)      (19,721)     (9,223)
    Other income:
      Interest income             221         120           491         261
        Net loss              $(9,066)    $(4,346)     $(19,230)   $ (8,962)

    Basic and diluted
     loss per common share     $(0.26)     $(0.16)       $(0.54)     $(0.33)
    Weighted-average shares
     used in computing basic
     and diluted loss per
     common share              35,499      27,334        35,463      27,250

    (1) Included in research and development and general and administrative expenses are stock based compensation expenses of $259 thousand and ($16) thousand for the three-month periods ended
        June 30, 2004 and 2003, respectively, and $312 thousand and $87 thousand for the six-month periods ending June 30, 2004 and 2003, respectively.


                           PAIN THERAPEUTICS, INC.
                       (A Development Stage Enterprise)
                                BALANCE SHEETS
                                (in thousands)

                                                     June 30,    December 31,
                                                       2004         2003(2)
    Assets
    Current assets:
      Cash, cash equivalents and marketable
       securities                                    $60,992        $77,429
      Prepaid expenses                                    46          1,321
        Total current assets                          61,038         78,750
    Property and equipment, net                        1,791          1,688
    Other assets                                          75             75
      Total assets                                   $62,904        $80,513
    Liabilities and Stockholders' Equity
    Current liabilities:
      Accounts payable                                  $817         $2,231
      Accrued development expense                      3,566          1,210
      Accrued compensation and benefits                  643            369
      Other accrued liabilities                          135            141
        Total liabilities                              5,161          3,951
    Stockholders' Equity:
      Common stock                                        36             35
      Additional paid-in-capital                     151,451        150,732
      Deferred compensation                               --             (7)
      Accumulated other comprehensive income (loss)     (267)            50
      Deficit accumulated during the development
       stage                                         (93,477)       (74,248)
      Total stockholders' equity                      57,743         76,562
      Total liabilities and stockholders' equity     $62,904        $80,513

    (2) Derived from audited financial statements.


SOURCE  Pain Therapeutics, Inc.
    -0-                             07/20/2004
    /CONTACT: Christi Waarich, Senior Manager of Investor Relations of Pain Therapeutics, Inc., +1-650-825-3324, or cwaarich@paintrials.com; or media, Kathy Nugent, Ph.D. of Burns McClellan, +1-212-213-0006, for Pain
Therapeutics, Inc./
    /Web site:  http://www.paintrials.com /
    (PTIE)

CO:  Pain Therapeutics, Inc.
ST:  California
IN:  HEA BIO MTC
SU:  ERN ERP